SCHEDULE 14A INFORMATION



           Proxy Statement Pursuant to Section 14(a) of the Securities

                              Exchange Act of 1934


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|_| Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                               THE EASTERN COMPANY
                (Name of Registrant as Specified in Its Charter)

                             MMI INVESTMENTS, L.L.C.
                   (Name of Person(s) Filing Proxy Statement)

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                          MILLBROOK CAPITAL MANAGEMENT
                     RECEIVES INDEPENDENT VOTE OF CONFIDENCE


          Millbrook, N.Y. -- March 18, 1997 -- Millbrook Capital Management Inc. ("MCM") today announced that its MMI Investments, L.L.C. has received strong independent support for its platform of maximizing shareholder value for The Eastern Company (AMEX: EML) shareholders.

          Institutional Shareholder Services Inc. ("ISS"), the nation's leading proxy advisor to institutional investors, has issued a report recommending that its clients reject The Eastern Company's incumbent slate of directors and instead vote in favor of MMI Investments, L.L.C.'s slate of directors. The conclusion of ISS' report reads as follows:

          "ISS believes that adequate time has passed for Eastern's strategic plan to yield demonstrated improvement in shareholder value -- and it has failed to do so. Particularly noteworthy is the fact that Mr. Ohnell suggested selling the company six years ago because of poor performance and was rebuffed in anticipation of the benefits to be reaped by the strategic plan. Eastern management defends the company's uninspired performance by its claim of running a conservative operation, yet conservative has come to mean the status quo of poor performance.

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                                      -2-


          "We therefore conclude that a board shakeup is needed. Although the dissidents will only have three out of nine board seats, we believe they have relevant expertise to contribute to the company in M&A, manufacturing and business, and will serve to put pressure on the board to act on shareholders' behalf. As shareholders themselves, they are open to selling the company to another buyer in an open competition at the highest price. Management has been alarmist at the notion of a highly leveraged transaction and the lack of strategic fit between Mr. Scherer's buying company and Eastern. However, if MMI completes its offer, the risk of future operations would be borne by MMI and not Eastern's shareholders, who will have received cash for their shares. While shareholders are giving up the company's dependable dividend stream (3.41 percent dividend yield), they could be earning a higher return on virtually any other investment, including low-risk Treasury securities. In the absence of a sale, the dissidents have put forth a sound action plan to improve Eastern's performance, addressing expenditures, customer service, new product lines, acquisitions and management incentives. It is much like the strategic plan Eastern is said to be following, but MMI's approach is likely to be far more aggressive.

          "ISS also reverses its position from its original analysis regarding the shareholder proposal. In view of the

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                                      -3-


contested board, we believe it would be worthwhile to utilize an outside financial advisor -- even DLJ, which MMI is willing to consider -- to seek offers to purchase the company. Soliciting bids will not force a sale of Eastern, as the dissidents will not have control of the board and management has a poison pill at is disposal. Neither is an active solicitation likely to attract 'bottom feeders' because MMI, through its offer, has already set a $15.00 per share floor. Because Eastern's share price has risen 18 percent in recent months as a result of MMI's offer, it is reasonable to expect that any bids from other potential acquirers would be higher priced. Indeed some market analysts and institutional investors have indicated in press that MMI's offer is fair and that Eastern management has ignored shareholder value too long."

          MCM, based in Millbrook, NY, is an investment firm owned by John S. Dyson. MCM is also the manager of MMI Investments, L.L.C. that beneficially owns 178,400 shares, or 6.61% of the common stock of The Eastern Company. MCM specializes in the acquisition and management of middle market companies. Until recently, Mr. Dyson served as Deputy Mayor for Finance and Economic Development of New York City.



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For more information contact:

Investor Contact:                           Media Contact:
John Nesbett                                Andy Lavin
Lippert/Heilshorn & Associate               A. Lavin Communications
212-838-3777                                212-354-2266